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		[LETTERHEAD OF PRICEWATERHOUSECOOPERS, LLP]


Report of Independent Accountants

To the Board of Directors of
Union Planters Corporation and
Union Planters Bank, National Association

We have examined managements assertion about Union Planters Bank, National Associations (the Company) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of Americas Uniform Single Attestation Program for Mortgage Bankers
(USAP) as of and for the year ended December 31, 2000 included in the accompanying management assertion (see Exhibit I). Management is responsible for the Companys compliance with those minimum servicing standards. Our responsibility is to express an opinion on managements assertion about the Companys compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Companys compliance with the minimum servicing standards and performing such other procedures, as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Companys compliance with the minimum servicing standards. In our opinion, managements assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2000 is fairly stated, in all material respects.

/s/ PriceWaterhouseCoopers, LLP
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PriceWaterhouseCoopers, LLP
Memphis, TN 38103
March 21, 2001